Exhibit 10.12

February 2, 2004

Mr. Russell P. Fradin

Dear Russ:

This letter will confirm the authorization and your acceptance of the specific terms and conditions of the “Key Executive” Separation Agreement that the Compensation Committee of The BISYS Group, Inc. Board of Directors has approved for you (the “Executive”).

1.	Termination for Just Cause

In the event that the Company terminates the Executive’s employment for Just Cause, the Executive shall not be entitled to any additional salary, annual incentive and/or benefit continuation payments beyond the Executive’s employment termination date.

For the purposes of the Separation Agreement, Termination for Just Cause shall be defined as follows: (i) any act of willful dishonesty by the Executive; (ii) the Executive’s material failure to perform the duties ordinarily performed by a person holding your executive office; (iii) activities by the Executive which are materially harmful to the reputation of the Company and/or conviction of a felony.

2.	Termination Due to Mental and/or Physical Disability

In the event that the Executive’s employment is terminated due to the Executive’s inability to perform his job responsibilities due to physical and/or mental disability, the Executive shall be entitled to receive the following benefits:

(a)	ninety (90) days of full income replacement benefits under the BISYS Exempt Employee Short Term Disability policy; and

(b)	in addition to any amount payable under the Company’s long-term disability plan, an additional lump sum payment equal to nine (9) months of base salary pay.

Payment of the lump sum described in 2(b) above will be made at the end of the Executive’s one year of medical leave of absence and/or the termination of the Executive’s actual BISYS employment status.

3.	Termination Other Than for Cause or Change of Control

In the event that the Executive’s employment is terminated by the Company (other than for Just Cause or Disability as described above in sections 1. and 2., the Executive shall be entitled to receive a lump sum payment equal to one and one-half (1 1/2) times the sum of the (i) Executive’s present base salary and (ii) the greater of the Executive’s present fiscal year’s annual “At Plan” incentive target amount or prior fiscal year’s annual incentive settlement amount.

4.	Termination After A Change of Control

(a)

In the event the Executive’s employment terminates after a Change of Control of The BISYS Group, Inc., the Executive shall be entitled to receive a lump sum payment as outlined in paragraph 4(c) below.

(b)	For purposes of this Separation Agreement, a Change in Control is defined as follows:

Change of Control shall mean either (i) approval by the stockholders of The BISYS Group, Inc. of a merger, consolidation, liquidation or dissolution of The BISYS Group, Inc., or the sale of all or substantially all of the assets of The BISYS Group, Inc. in which the stockholders of The BISYS Group, Inc. immediately before the consummation of the transaction do not own at least 51% of the voting shares of the surviving successor, acquiring, or assuming corporation in such transaction, or (ii) the acquisition by any person (including a group, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934) of beneficial ownership of 51% or more of The BISYS Group, Inc.’s then outstanding voting securities.

(c)

Effective only after a Change of Control of The BISYS Group, Inc., the Executive may unilaterally terminate his employment hereunder within twelve (12) months after the Change of Control date and he shall receive a lump sum payment equal to three (3) times the sum of (i) the Executive’s present base salary and (ii) the greater of the Executive’s present fiscal year’s “At Plan” annual incentive target amount or prior fiscal year’s annual incentive settlement amount.

(d)

After the first twelve (12) month period, and for the following twenty-four (24) month period, the Executive may terminate his employment hereunder for “Good Reason” and receive the same lump sum payment described in paragraph (c) above

For purposes of this Agreement, “Good Reason” shall mean any of the following:

(i)

The assignment of the Executive by the Company of reduced scope of duties as compared with the Executive’s then positions, duties, responsibilities, titles or offices of any reduction in his duties or responsibilities or any removal of the Executive from or any failure to re-elect the Executive to any of such positions except in connection with the termination of the Executive’s employment For Cause, Disability, or as a result of the Executives’ death or by the Executive other than for Good Reason;

(ii)	A reduction by the Company of the Executive’s base salary as then in effect prior to the Change in Control;

(iii)	A reduction by the Company in any of the Executive’s annual incentive plan, minimum, “At Plan” or maximum incentive amounts.

(iv)	A relocation of the Executive’s office which requires the Executive to either relocate his residence or substantially change his commute to work requirements;

(v)

Failure by the Company to continue in effect any substantial benefit or base salary and/or annual incentive plan in which the Executive is then participating or plans providing the Executive with substantially similar benefits or the taking of any action by the Company which would adversely affect the Executive’s participation in or substantially reduce the Executive’s benefits under any of such plans without offsetting compensation of approximately equal value.

5.	Post Employment Termination Health Insurance Continuation Benefits

(a)

In the event that the Executive’s employment is terminated by the Company (other than For Just Cause) including termination of active employment due to the expiration of one year medical leave due to physical and/or medical disability, or that the Executive terminates his employment for Good Reason, the Executive and his spouse, Judith Fradin, will be eligible to continue their participation in The BISYS Group, Inc. Health Insurance Plan available to other BISYS employees for the period ending the earlier of (i) five (5) years from the date of termination of employment, or (ii) the date the Executive is eligible to participate in an alternative employer-provided group health insurance plan.

(b)

In the case of the Executive’s death prior to his termination of employment, his spouse, Judith Fradin, may continue her participation in the BISYS health plan for up to five (5) years from the date of the Executive’s death.

(c)

In the case of the Executive’s death after the date of termination of his employment with BISYS, his spouse, Judith Fradin, may elect to continue her participation in the BISYS health plan for the remainder of the five-year period following the Executive’s employment termination date.

6.	Accelerated Vesting of Unvested Stock Options and Restricted Shares Granted Under All BISYS Group, Inc. Stock Option and Restricted Stock Purchase Plans

(a)

All Stock Options and Restricted Shares granted to the Executive under all BISYS Group, Inc. Stock Option and Restricted Stock Purchase Plans prior to the Change of Control, will undergo full and complete accelerated vesting, effective with a Change of Control, as described in this Agreement.

(b)

All Stock Options granted to the Executive under all BISYS Group, Inc. Stock Option and Restricted Stock Purchase Plans prior to his death and outstanding as of the date of death, will undergo full and complete accelerated vesting, effective the date of Executive’s death.

7.	Accelerated Vesting of Unvested Employer Match Funds within BISYS’ Executive Deferred Compensation Program

All unvested employer match funds within BISYS’ Executive Deferred Compensation Program will undergo full and complete accelerated vesting, effective with a Change of Control, as described in this Agreement.

8.	Financial Planning Services

(a)

In the event that the Executive’s employment is terminated (other than For Just Cause), the Executive shall be entitled to receive financial planning services from AYCO, or such other provider made available to executives by the Company, for up to two years following date of termination.

(b)

In the event of the Executive’s death while employed with BISYS, Executive’s spouse, Judith Fradin, shall be entitled to receive financial planning services from AYCO, or such other provider made available to executives by the Company, for up to two years following his death.

9.	Legal Fees

All reasonable legal fees paid or incurred by the Executive pursuant to any dispute or questions of interpretation relating to this Agreement shall be paid or reimbursed by the Company if the Executive prevails in such dispute in whole or in part.

10.	“Triggering” Amount Option

Should the value of aggregate payments and benefits to be made to the Executive which are deemed to be parachute payments as defined in Section 280G of the Internal Revenue Code of 1986 (the “Code”), as amended or any successor thereof, be deemed to include an “excess parachute payment” under Section 280G of the Code, the Executive will receive whichever of the following two (2) described alternatives provide the Executive with the greater total payments and benefit after the payment of any applicable excise tax, as defined by Section 499S of the Code.

(a)

The entire aggregate payments and benefits as defined by this Agreement. The Executive will be responsible for any excise tax, as defined by Section 499S of the Code, associated with any payments which are beyond the Triggering Amount. (Triggering amount is equal to three (3) times the Executive’s “base amount” as determined in accordance with said Section 280G of the Code.)

(b)

Reduced aggregate payments and benefits equal to one dollar ($1.00) less than the Triggering Amount described in 10(a) above. The Executive will determine the allocation of any termination payment or benefit reduction.

Approved on behalf of the Compensation Committee of the Board of Directors

as of February 2, 2004

By: /s/ Robert J. Casale
Robert J. Casale

Acknowledged and Agreed as of February 2, 2004

By: /s/ Russell Fradin
Russell P. Fradin

Key Executive Separation Agreement - CEO

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